Exhibit 4.2

AMENDMENT TO
UNIT PURCHASE OPTIONS

This AMENDMENT TO UNIT PURCHASE OPTIONS (this ‘‘Amendment’’), dated January 4, 2008, is made by and between India Globalization Capital, Inc. (the ‘‘Company’’) and Ferris, Baker Watts, Incorporated (‘‘FBW’’).

WHEREAS, the Company initially issued that certain Unit Purchase Option, dated March 8, 2006 (the ‘‘Initial Unit Purchase Option’’) to FBW in connection with the Company’s initial public offering; and

WHEREAS, in January 2007 FBW tendered the Initial Unit Purchase Option to the Company for reissuance to a number of holders (the “Holders”), and the Company issued those certain Unit Purchase Options listed on Schedule 1(the “Replacement Unit Purchase Options”) to the holders set forth on Schedule 1; and

WHEREAS, the Replacement Unit Purchase Options provide that they may be amended by the Company and FBW without the approval of the Holders thereof in order to cure any ambiguity, to correct or supplement any provision contained therein that may be defective or inconsistent with any other provisions therein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and FBW may deem necessary or desirable and that the Company and FBW deem shall not adversely affect the interest of the Holders; and.

WHEREAS, the parties hereto have agreed that the Replacement Unit Purchase Options be amended as set forth herein to clarify the understanding between the parties with respect to the terms of the Initial Unit Purchase Option effective as of the date of their issuance and have determined that such amendments shall not adversely affect the interest of the Holders.

NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, the parties hereto hereby agree as follows:

1.    The Replacement Unit Purchase Options are hereby amended by adding the following new Section 5.1.3 to such Unit Purchase Options:

”5.1.3. No Cash Settlement Option. The Company is only required to use its best efforts to cause a registration statement covering issuance of the Registrable Securities to be declared effective, and once effective, only to use its best efforts to maintain the effectiveness of the registration statement. The Company will not be obligated to deliver any Registrable Securities, and there are no contractual penalties for failure to deliver any such securities, if a registration statement is not effective at the time of exercise. The failure or inability of the Company to maintain the effectiveness of such registration statement shall not in any way prevent the expiration of this Purchase Option on the Expiration Date. Additionally, in no event is the Company obligated to settle any Purchase Option, in whole or in part, for cash.”

2.    Section 5.3 of the Replacement Unit Purchase Options is hereby deleted in its entirety and replaced by the following:

“ 5.3 Damages. Intentionally omitted.”

3.    Upon the due execution and delivery of this Amendment by the parties hereto, on and after the date hereof each reference in the Replacement Unit Purchase Options to this ‘‘Purchase Option’’, ‘‘hereunder’’, ‘‘hereof’’, ‘‘herein’’ or words of like import referring to the Replacement Unit Purchase Options shall mean and be a reference to the Replacement Unit Purchase Options, as amended hereby. Except as specifically amended above, the Replacement Unit Purchase Options shall remain in full force and effect and is hereby ratified and confirmed.

4.    This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO UNIT PURCHASE OPTIONS as of the date first set forth above.

INDIA GLOBALIZATION CAPITAL, INC.

By:  /s/ Ram Mukunda___________________
        Name: Ram Mukunda
         Title:  President

FERRIS, BAKER WATTS, INCORPORATED

By:  /s/ Scott T. Bass_______________
        Name: Scott T. Bass
          Title: Vice President

Schedule 1

Holder	UPO Units
Ferris, Baker Watts, Incorporated	151,250
Richard K. Prins	71,250
Scott T. Bass	22,500
Christopher A. Freeman	15,000
Craig A. Ascari	15,000
Merriman Curhan Ford & Co.	35,000
JDA Investment Management LLC	15,000
Ladenburg Thalmann & Co. Inc.	175,000